Exhibit 10.4

EXECUTION COPY

364-DAY CREDIT AGREEMENT

dated as of October 28, 2005

by and among

MOHAWK INDUSTRIES, INC.,

as Borrower,

the Banks referred to herein,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

SUNTRUST BANK,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A., LEHMAN COMMERCIAL PAPER INC.

and BANK OF AMERICA, N.A.,

each as a Documentation Agent

WACHOVIA CAPITAL MARKETS, LLC, and

SUNTRUST CAPITAL MARKETS, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

Exhibits
EXHIBIT A	Form of Note
EXHIBIT B	Form of Opinion of Counsel for the Borrower
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D-1	Form of Notice of Borrowing
EXHIBIT D-2	Form of Notice of Continuation or Conversion
EXHIBIT E	Form of Compliance Certificate

Schedules
Schedule 1.01	Commitments and Lending Offices
Schedule 4.05	Litigation
Schedule 4.08	Subsidiaries
Schedule 5.06	Existing Liens

364-DAY CREDIT AGREEMENT

THIS 364-DAY CREDIT AGREEMENT dated as of October 28, 2005, by and among MOHAWK INDUSTRIES, INC., as Borrower, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the other Banks from time to time party hereto.

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Adjusted London Interbank Offered Rate” means, with respect to any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Administrative Agent” means Wachovia, in its capacity as administrative agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

“Affected Bank” has the meaning set forth in Section 8.07.

“Affiliate” means (a) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”), (b) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person, or (c) any Person (other than a Subsidiary) of which the Borrower owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this 364-Day Credit Agreement, together with all amendments and modifications hereto.

“Aladdin” means Aladdin Manufacturing Corporation, a Delaware corporation.

“Applicable Margin” means at all times:

(a) for the period commencing on the Closing Date to and including the first Performance Pricing Determination Date, for each Base Rate Loan 0.0%, and for each Euro-Dollar Loan 0.625%; and

(b) from and after the first Performance Pricing Determination Date, for each Base Rate Loan and for each Euro-Dollar Loan, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below as to such type of Loan based on the Borrower’s senior unsecured long-term debt rating as determined by Moody’s and S&P and in effect as of such date (the “Debt Rating”); provided, that (i) if either,

[364-Day Credit Agreement - Mohawk Industries, Inc.]

but not both, of Moody’s or S&P shall not have in effect a Debt Rating, then the lower level corresponding to such single Debt Rating shall be used, and (ii) if both Moody’s and S&P shall not have in effect a Debt Rating, then the Borrower and the Banks shall negotiate in good faith to amend this definition to reflect the unavailability of ratings and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Debt Rating most recently in effect prior to such event.

Level	Debt Rating (S&P/Moody’s)	Base Rate Loan	Euro-Dollar Loan
I	> A/A2	0.000%	0.250%
II	A-/A3	0.000%	0.330%
III	BBB+/Baa1	0.000%	0.420%
IV	BBB/Baa2	0.000%	0.525%
V	BBB-/Baa3	0.000%	0.625%
VI	BBB-/Ba1 or BB+/Baa3	0.000%	0.725%
VII	< BB+/Ba1	0.000%	0.825%

Except as otherwise set forth above, in the event of a split Debt Rating between S&P and Moody’s: (a) if there is a one level difference between the Debt Ratings, then the level corresponding to the higher Debt Rating shall be used, and (b) if there is a greater than one level difference between the Debt Ratings, then the level corresponding to the Debt Rating one level immediately below the higher Debt Rating shall be used. The “Performance Pricing Determination Date” is the Business Day on which a change in the applicable Debt Rating is announced or is made publicly available. Any such required change in interest and fees shall become effective on such Performance Pricing Determination Date, and shall be in effect until the next Performance Pricing Determination Date, provided that no fees or interest shall be decreased pursuant hereto or to Section 2.07 if an Event of Default is in existence on any Performance Pricing Determination Date.

“Approved Investment” means an Investment in compliance with the Investment Guidelines.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of the Borrower or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any Equity Issuance.

“Asset Securitization” means any sale, assignment or other transfer by the Borrower or a Subsidiary thereof of accounts receivable or other payment obligations owing to the Borrower or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Borrower or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables, payment obligations or other related property.

“Assignee” has the meaning set forth in Section 9.08(c).

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 9.08(c) in the form of Exhibit C.

“Authority” has the meaning set forth in Section 8.02.

“Banks” means, collectively, each Person executing this Agreement as a “Bank” set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Bank pursuant to Section 9.08(c).

“Base Rate” means, at any time, the higher of (a) that interest rate as denominated and publicly announced by the Administrative Agent from time to time as its “prime rate” and (b) the Federal Funds Rate plus 1/2 of 1%. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Administrative Agent’s “prime rate” or the Federal Funds Rate. The Administrative Agent’s “prime rate” is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Base Rate Loan” means a Loan to be made as a Base Rate Loan pursuant to the applicable Notice of Borrowing, Section 2.02(e), or Article VIII, as applicable.

“Borrower” means Mohawk Industries, Inc., a Delaware corporation, and its successors and permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Banks pursuant to Article II. A Borrowing is a “Base Rate Borrowing” if such Loans are Base Rate Loans or a “Euro-Dollar Borrowing” if such Loans are Euro-Dollar Loans.

“Business Day” shall mean a day (a) other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close and (b) if such day relates to any interest rate settings as to a Euro-Dollar Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Euro-Dollar Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Euro-Dollar Loan, on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Markets Transaction” means the issuance by the Borrower or any Subsidiary in a registered public offering, Rule 144A transaction, Regulation S transaction or private placement of (a) any Debt of the types described in clause (a) or (b) of the definition of such term or (b) any Capital Stock. In no event shall the term “Capital Markets Transaction” be deemed to include any of the following: (i) the issuance of commercial paper; (ii) the incurrence of Debt secured by a Lien permitted under subsection (c), (d), (e), (j) or (m) of Section 5.06; (iii) the issuance of Debt to the extent the proceeds thereof are used to refinance other Debt;

(iv) the incurrence of Debt under this Agreement or under the Five Year Credit Facility; (v) the issuance of Capital Stock in connection with the grant to, or exercise by, a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement; (vi) the issuance of Capital Stock in connection with a Permitted Acquisition; or (vii) the issuance of Capital Stock to the extent the proceeds thereof are used to redeem or otherwise retire outstanding Capital Stock of the Borrower or a Subsidiary.

“Capital Stock” means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Catoosa Co. IRB” means that issuance of certain bonds by The Development Authority of Catoosa County, Georgia, pursuant to the terms and conditions set forth in that certain Indenture of Trust dated as of November 1, 1991.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

“Change of Law” shall have the meaning set forth in Section 8.02.

“Closing Date” means October 28, 2005.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

“Commitment” means (a) with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule 1.01 attached hereto, or in the Assignment and Acceptance by which such Bank became a party hereto, as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09 and (b) as to all Banks, the aggregate commitment of all Banks to make Loans, as such amount may be reduced at any time or from time to time pursuant to Sections 2.08 and 2.09. The Commitment of all Banks on the Closing Date shall be $1,500,000,000.

“Commitment Percentage” means, with respect to a Bank, the ratio, expressed as a percentage, of (a) the amount of such Bank’s Commitment to (b) the aggregate amount of the Commitments of all Banks hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Bank shall be the Commitment Percentage of such Bank in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Consolidated Debt” means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Net Income” means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, but excluding from the determination thereof (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses, (b) non-cash losses or gains from the proposed or actual disposition of material assets not exceeding $20,000,000 in any fiscal year (c) non-cash goodwill and intangible asset write-downs and restructuring charges (but deducting from the determination of Consolidated Net Income for any period, cash payments made during such period in respect of any goodwill and intangible asset write-downs or restructuring charges recorded after the Closing Date), (d) non-cash charges resulting from the vesting or exercise of stock options or stock appreciation rights granted to management of the Borrower, (e) non-cash gains or losses under the Statement of Financial Accounting Standards number 133 and its amendments and (f) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary. For each of the four Fiscal Quarters following the Closing Date, Consolidated Net Income shall be calculated on a pro forma basis as if the Unilin Acquisition had occurred on the first day of such period.

“Consolidated Net Worth” means at any time Stockholders’ Equity but excluding from the determination thereof (without duplication) the effect of (a) any foreign currency translation adjustments, (b) any extraordinary or non-recurring, non-cash losses or gains, (c) non-cash losses or gains under the Statement of Financial Accounting Standards number 133 and its amendments, (d) non-cash intangible and material write-downs of assets (but deducting from the determination of Consolidated Net Worth for any period, cash payments made during such period in respect of any write-downs recorded after the Closing Date) not exceeding $20,000,000 in any Fiscal Year and (e) non-cash charges resulting from the vesting or exercise of stock options or stock appreciation rights granted to management of the Borrower.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Consolidated Tangible Assets” means, at any time, without duplication, Consolidated Total Assets, excluding therefrom all items that are treated as goodwill and other intangible assets under GAAP.

“Consolidated Total Assets” means, at any time, without duplication, (a) the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, plus (b) the accounts receivable balance reported as of the last day of the Fiscal Quarter most recently ended by the Borrower or a Subsidiary with respect to an Asset Securitization. Consolidated Total Assets shall be calculated on a pro forma basis to include the Unilin Acquisition.

“Consolidated Total Capital” means, at any time, the sum of the following as of such time (a) Consolidated Net Worth, and (b) Consolidated Debt.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Debt” of any Person means at any date, without duplication, all of the following as of such date (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (f) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (g) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument (provided, however, solely with respect to commercial letters of credit, such amounts shall be included hereunder only to the extent that they exceed $5,000,000 in the aggregate), (h) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (i) all obligations of such Person with respect to Hedging Agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable Hedging Agreement, if any) (provided, however, solely with respect to Hedging Agreements entered into in the ordinary course of business for natural gas or any other fuels used for the same purposes, such obligations shall be included hereunder only to the extent that they exceed $100,000,000 in the aggregate), (j) all Debt of others Guaranteed by such Person, and (k) the outstanding attributed principal amount under any Asset Securitization. For all purposes of this Agreement, the amount of a Person’s Debt under a loan or lease agreement between such Person and a governmental agency that has issued industrial development bonds or similar instruments, the repayment of which is secured by the payment obligations of such Person under such loan or lease agreement, shall be equal to the aggregate principal amount of such bonds or instruments outstanding at the time of determination less the amount of proceeds of such bonds or instruments which at such time are on deposit with a trustee or other fiduciary in a “construction” fund, or other similar fund which would be available to such trustee or other fiduciary to repay the bonds or other instruments if then due and payable.

“Debt to Capitalization Ratio” means the ratio of Consolidated Debt to Consolidated Total Capital.

“Debt Rating” has the meaning set forth in the definition of Applicable Margin.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder, including, without limitation, under Section 8.07 (irrespective of whether any such class of Loans are actually outstanding hereunder).

“Dividends” means for any period the sum of all dividends paid or declared during such period in respect of any Capital Stock and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Stock).

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Liabilities” means any liabilities, whether pending or, to the knowledge of the Borrower or any Subsidiary threatened, arising from and in any way associated with any Environmental Requirements and which would have or create a reasonable possibility of causing a Material Adverse Effect.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any, violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to any of the Borrower, any Subsidiary, or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“Equity Issuance” means any issuance by the Borrower or any Subsidiary to any Person (other than the Borrower or any Subsidiary) of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Loan” means a Loan to be made as a Euro-Dollar Loan pursuant to the applicable Notice of Borrowing.

“Euro-Dollar Reserve Percentage” means, with respect to a given Bank, for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the actual reserve requirement for such Bank in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such recipient is located and (c) in the case of a Foreign Bank (other than an assignee pursuant to a request by the Borrower under Section 8.07), any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Bank’s failure or inability (other than as a result of a Change in Law) to comply with Section 8.06(e), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 8.06(a).

“Existing Credit Agreement” means the Five Year Credit Agreement, dated as of September 30, 2003, by and among the Borrower, the lenders party thereto and Wachovia, as administrative agent (as amended by the First Amendment to Five Year Credit Agreement and Termination of 364-Day Credit Agreement dated as of September 29, 2004).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions, as determined by the Administrative Agent.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Five Year Credit Facility” means that Five Year Credit Agreement dated as of even date herewith among Mohawk Industries, Inc., Wachovia Bank, National Association, as Administrative Agent and the other lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Galaxy” means Galaxy Carpet Mills, Inc., a Delaware corporation, which corporation was liquidated into the Borrower as successor thereto.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (a) hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. § 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) “hazardous substance”, “pollutant”, or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Interest Period” means

(a) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(i) any Interest Period (other than an Interest Period determined pursuant to paragraph (iii) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to paragraph (iii) below, end on the last Business Day of the appropriate subsequent calendar month; and

(iii) any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date; and

(b) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

(i) any Interest Period (other than an Interest Period determined pursuant to paragraph (ii) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

(ii) any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“Investment Guidelines” means the guidelines for investment of funds of the Borrower and the Subsidiaries as approved by the Board of Directors of the Borrower or an authorized executive committee thereof and in effect on the Closing Date, as modified or supplemented from time to time with the approval of the Board of Directors of the Borrower or an authorized executive committee.

“Lending Office” means, as to each Bank, its office located at its address set forth on Schedule 1.01 attached hereto or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement, which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan or a Euro-Dollar Loan and “Loans” means Base Rate Loans or Euro-Dollar Loans, or either or each of them, as the context shall require.

“Loan Documents” means this Agreement, the Notes, and any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered in connection with this Agreement, the Notes or the Loans, as such documents and instruments may be amended or modified from time to time.

“London Interbank Offered Rate” means, with respect to any Euro-Dollar Loan, for the Interest Period of such Euro-Dollar Loan, the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rates appear on Telerate Page 3750 effective as of 11:00 A.M., London time, 2 Business Days prior to the first day of such Interest Period, provided that (i) if more than one such offered rate appears on Telerate Page 3750, the “London Interbank Offered Rate” will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of such offered rates; (ii) if no such offered rates appear on such page, the “London Interbank Offered Rate” for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York City, selected by the Administrative Agent, at approximately 10:00 A.M., New York City time, 2 Business Days prior to the first day of such Interest Period, for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro-Dollar Loan.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Banks under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Subsidiary” means, as of the date of any determination thereof, any Subsidiary that either: (a) owns assets having a book value equal to or greater than 5.0% of Consolidated Total Assets, or (b) had Consolidated Net Income for any prior period of four consecutive Fiscal Quarters equal to or greater than 5.0% of Consolidated Net Income for the same four Fiscal Quarter period.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, as applicable, with respect to (a) any Equity Issuance or issuance of Debt, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith and (b) an Asset Disposition or an Insurance and Condemnation Event, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom (including without limitation, all cash payments received by way of deferred payment of principal or interest pursuant to a note or installment receivable or otherwise, but only as and when received), in connection with such Asset Disposition or Insurance and Condemnation Event less (i) all legal and other fees and expenses incurred in connection therewith, (ii) any income taxes reasonably estimated in good faith to be payable by the Borrower or such Subsidiary in connection with such Asset Disposition or Insurance and Condemnation Event (after taking into account any available tax credits or deductions and any tax sharing arrangements) and other taxes thereon to the extent such other taxes are actually paid by the Borrower or such Subsidiary, and (iii) any repayments by the Borrower or such Subsidiary of Debt (other than Debt under any of the Loan Documents) to the extent that such Debt is secured by a Lien on the property that is the subject of such Asset Disposition or Insurance and Condemnation Event.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit A, evidencing the obligation of the Borrower to repay the Loans, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Continuation or Conversion” has the meaning set forth in Section 2.03.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 9.08(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Pricing Determination Date” has the meaning set forth in the definition of Applicable Margin.

“Permitted Acquisition” means a non-hostile acquisition, however structured, of all or substantially all of the assets of, or a majority of all the issued and outstanding capital stock of, a Person; provided that the Borrower will be in compliance with Section 5.07 after giving effect to such acquisition. The Unilin Acquisition is a Permitted Acquisition.

“Permitted Line of Business” means businesses in substantially the same fields as the businesses conducted by the Borrower and its Subsidiaries on the Closing Date and after giving effect to the Unilin Acquisition (including, without limitation, the manufacturing, marketing and/or distribution of commercial or home furnishings and floor coverings and other reasonably related products and any “vertical integration” with respect thereto) and in lines of business reasonably related thereto.

“Person” means an individual, a corporation, a partnership, an unincorporated association, joint venture, limited liability company, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (a) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (b) redeemable at the option of the holder thereof.

“Register” has the meaning assigned thereto in Section 9.08(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Replacement Bank” has the meaning set forth in Section 8.07.

“Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Commitments, or if the Commitments are no longer in effect, holding more than 50% of the aggregate outstanding principal amount of the Loans.

“Responsible Officer” means the chief executive officer, president, vice president and general counsel, chief financial officer, controller or treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution on any shares of the Borrower’s capital stock (except dividends payable solely in shares of its capital stock) or (b) any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of the Borrower’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (ii) any option, warrant or other right to acquire shares of the Borrower’s capital stock.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stockholders’ Equity” means, at any time, the stockholders’ equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP and delivered to the Administrative Agent pursuant to Section 5.01, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to, (a) the par or stated value of all outstanding Capital Stock, (b) capital surplus, (c) retained earnings, and (d) various deductions such as purchases of treasury stock, valuation allowances, receivables due from an employee stock ownership plan, employee stock ownership plan debt guarantees, and foreign currency translation adjustments. Stockholders’ Equity shall be calculated on a pro forma basis to include the Unilin Acquisition.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Summerville City IRB” means that issuance of certain bonds by The Development Authority of the City of Summerville, Georgia, pursuant to the terms and conditions set forth in that certain Trust Indenture dated as of September 1, 1997.

“SunTrust” means SunTrust Bank, a Georgia state banking corporation, and its successors and, as the context requires, its permitted assigns.

“Syndicated Borrowing” means any Base Rate Loans or Euro-Dollar Loans made to the Borrower pursuant to the terms and conditions set forth in Section 2.01.

“Syndicated Loans” means Base Rate Loans or Euro-Dollar Loans made pursuant to the terms and conditions set forth in Section 2.01(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means whichever is applicable of (a) the date that is 364 days following the Closing Date, (b) the date the Commitments are terminated pursuant to Section 6.01 following the occurrence of an Event of Default, or (c) the date the Borrower terminates the Commitments entirely pursuant to Section 2.08.

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Transferee” has the meaning set forth in Section 9.08(e).

“Unilin Acquisition” means the acquisition by the Borrower directly, or through one or more Subsidiaries, of the outstanding shares of Unilin Holding NV pursuant to the terms of the Unilin Purchase Agreement.

“Unilin Purchase Agreement” means the Share Purchase Agreement dated as of July 2, 2005 between Cigales SAK, as seller, and the Borrower, as purchaser, as amended from time to time.

“Unused Commitments” means at any date an amount equal to (a) the aggregate Commitments less (b) the aggregate outstanding principal amount of the Syndicated Loans.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors and, as the context requires, its permitted assigns.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower or a Consolidated Subsidiary.

SECTION 1.02. Accounting Terms and Determinations . Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower delivered to the Banks unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of any of the Loan Documents: (a) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (b) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events, the Banks and the Borrower shall negotiate in good faith to resolve any existing disagreements regarding such calculations, provided, that if such disagreements are not resolved within 30 days after receipt of a notice of objection, such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03. References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, “Sections” and other Subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

SECTION 1.04. Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.

SECTION 1.05. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments to Lend.

(a) Syndicated Loans. Each Bank severally agrees, on the terms and conditions set forth herein, to make Syndicated Loans in Dollars to the Borrower from time to time before the Termination Date; provided that,

(i) immediately after each such Syndicated Loan is made, the aggregate outstanding principal amount of Syndicated Loans by such Bank shall not exceed the amount of its Commitment, and

(ii) the aggregate outstanding principal amount of all Syndicated Loans shall not exceed the aggregate amount of the Commitments.

Each Syndicated Borrowing under this Section shall be in an aggregate principal amount of $2,000,000 or any larger integral multiple of $500,000 (except that any such Syndicated Borrowing may be in the aggregate amount of the Unused Commitments) and shall be made from the several Banks in proportion to their respective Commitment Percentages. Within the foregoing limits, the Borrower may borrow under this Section, repay or, subject to the provisions of Sections 2.10 and 2.11, prepay Syndicated Loans and reborrow under this Section at any time before the Termination Date.

SECTION 2.02. Method of Borrowing Syndicated Loans.

(a) The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”), which shall be substantially in the form of Exhibit D-1, prior to (i) 11:00 A.M. (Charlotte, North Carolina time) on the same Business Day of each Base Rate Borrowing, and (ii) 11:00 A.M. (Charlotte, North Carolina time) and at least 3 Business Days before each Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Business Day,

(ii) the aggregate amount of such Borrowing,

(iii) whether the Syndicated Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans,

(iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(v) how the proceeds of such Borrowing are to be made available to the Borrower.

(b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s Commitment Percentage of such Syndicated Borrowing and, such Notice of Borrowing, once received by the Administrative Agent, shall not thereafter be revocable by the Borrower (except as otherwise provided in Section 8.01).

(c) Not later than 1:00 P.M. (Charlotte, North Carolina time) on the date of each Syndicated Borrowing, each Bank shall make available its respective Commitment Percentage of such Syndicated Borrowing, in Dollars in immediately available funds to the Administrative Agent at its address determined pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied or waived in accordance with Section 9.06, the Administrative Agent will make the funds so received from the Banks available to the Borrower in the manner provided for in the applicable Notice of Borrowing no later than 2:00 P.M. (Charlotte, North Carolina time). Unless the Administrative Agent receives notice from a Bank, at the Administrative Agent’s address referred to in or specified pursuant to Section 9.01, no later than 4:00 P.M. (local time at such address) on the Business Day before the date of a Syndicated Borrowing with respect to a Euro-Dollar Loan, or no later than 1:00 P.M. (local time at such address) on the date of a Syndicated

Borrowing with respect to a Base Rate Loan, stating that such Bank will not make a Syndicated Loan in connection with such Syndicated Borrowing, the Administrative Agent shall be entitled to assume that such Bank will make a Syndicated Loan in connection with such Syndicated Borrowing and, in reliance on such assumption, the Administrative Agent may (but shall not be obligated to) make available such Bank’s Commitment Percentage of such Syndicated Borrowing to the Borrower for the account of such Bank. If the Administrative Agent makes such Bank’s Commitment Percentage of such Syndicated Borrowing available to the Borrower and such Bank does not in fact make its Commitment Percentage of such Syndicated Borrowing available on such date, the Administrative Agent shall be entitled to recover such Bank’s Commitment Percentage from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower maintained with the Administrative Agent), together with interest thereon for each day during the period from the date of such Syndicated Borrowing until such sum shall be paid in full at the Federal Funds Rate; provided that (i) any such payment by the Borrower of such Bank’s Commitment Percentage and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank and (ii) until such Bank has paid its Commitment Percentage of such Syndicated Borrowing, together with interest pursuant to the foregoing, it will have no interest in or rights with respect to such Syndicated Borrowing for any purpose hereunder. If the Administrative Agent does not exercise its option to advance funds for the account of such Bank, it shall forthwith notify the Borrower of such decision.

(d) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived.

(e) In the event that a Notice of Borrowing fails to specify whether the Syndicated Loans comprising such Syndicated Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Syndicated Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Syndicated Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Syndicated Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Syndicated Borrowing, a new Syndicated Borrowing shall be deemed to be made on the date such Syndicated Loans mature in an amount equal to the principal amount of the Syndicated Loans so maturing, and the Syndicated Loans comprising such new Syndicated Borrowing shall be Base Rate Loans.

(f) Notwithstanding anything to the contrary contained herein, there shall not be more than ten (10) Interest Periods outstanding at any given time.

(g) Notwithstanding anything to the contrary contained herein, the Banks agree to make Syndicated Loans as Euro-Dollar Loans on the Closing Date if, prior to 11:00 A.M. (Charlotte, North Carolina time) at least 3 Business Days before the Closing Date, the Borrower has delivered an irrevocable Notice of Borrowing for such Euro-Dollar Borrowing and a written agreement in form and substance satisfactory to the Administrative Agent agreeing to indemnify the Banks for any funding losses resulting from the failure by the Borrower to borrow such Euro-Dollar Loan on the Closing Date.

SECTION 2.03. Continuation and Conversion Elections. By delivering a notice (a “Notice of Continuation or Conversion”), which shall be substantially in the form of Exhibit D-2, to the Administrative Agent on or before 11:00 A.M. (Charlotte, North Carolina time), on a Business Day, the Borrower may from time to time irrevocably elect, by notice on the same Business Day, in the case of Base Rate Loans, or 3 Business Days, in the case of Euro-Dollar Loans, that all, or any portion in an aggregate principal amount of $2,000,000 or any larger integral multiple of $500,000 be, (i) in the case of Base Rate Loans, converted into Euro-Dollar Loans or, or (ii) in the case of Euro-Dollar Loans, converted into Base Rate Loans or continued as Euro-Dollar Loans (in the absence of delivery of a Notice of Continuation or Conversion with respect to any Euro-Dollar Loan at least 3 Business Days before the last day of the then current Interest Period with respect thereto, such Euro-Dollar Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the Banks that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, any Euro-Dollar Loan when any Event of Default has occurred and is continuing.

SECTION 2.04. Notes.

(a) The Syndicated Loans of each Bank shall be evidenced by a single Note made by the Borrower payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank’s Commitment.

(b) Upon receipt of each Bank’s Notes pursuant to Section 3.01, the Administrative Agent shall deliver such Notes to such Bank. Each Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the date, amount and maturity of each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether such Loan is a Base Rate Loan or Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank’s Note; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

SECTION 2.05. Maturity of Loans.

(a) Each Euro-Dollar Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

(b) Notwithstanding the foregoing, the outstanding principal amount of the Loans, if any, together with all accrued but unpaid interest thereon, if any, shall be due and payable on the Termination Date.

SECTION 2.06. Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period; provided that if any Euro-Dollar Loan shall, as a result of paragraph (a)(iii) of the definition of Interest Period, have an Interest Period of less than one month, such Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(c) The Administrative Agent shall determine the interest rates applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the other Banks (by telephone, facsimile or other electronic transmission) of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Banks have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and the Banks shall, at the Borrower’s option, (i) promptly refund to the Borrower any interest received by the Banks in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Loans on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Bank receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under applicable law.

SECTION 2.07. Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent, for the ratable account of each Bank, a facility fee on the aggregate amount of such Bank’s Commitment (without taking into account the amount of the outstanding Loans made by such Bank), at a rate per annum equal to (i) for the period commencing on the Closing Date to and including the first Performance Pricing Determination Date, 0.125%; and (ii) from and after the first Performance Pricing Determination Date, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below based on the criteria and provisions used in determining the Applicable Margin.

Level	Debt Rating (S&P/Moody’s)	Facility Fee
I	> A/A2	0.050%
II	A-/A3	0.070%
III	BBB+/Baa1	0.080%
IV	BBB/Baa2	0.100%
V	BBB-/Baa3	0.125%
VI	BBB-/Ba1 or BB+/Baa3	0.150%
VII	< BB+/Ba1	0.175%

Such facility fees shall accrue from and including the Closing Date to (but excluding) the Termination Date and shall be payable quarterly in arrears on each December 31, March 31, June 30, September 30 and on the Termination Date.

(b) Other Fees. The Borrower shall pay to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as mutually agreed in writing as of the Closing Date.

SECTION 2.08. Optional Termination or Reduction of Commitments. The Borrower may, upon at least 3 Business Days’ notice to the Administrative Agent, terminate at any time, or proportionately reduce the Unused Commitments from time to time by an aggregate amount of at least $10,000,000 or any larger multiple of $1,000,000. Upon a reduction of the Unused Commitments, each Bank’s Commitments shall be permanently and ratably reduced.

SECTION 2.09. Mandatory Reduction and Termination of Commitments.

(a) The Commitments shall be permanently reduced in amounts equal to 100% of the aggregate Net Cash Proceeds from any issuance of Debt by the Borrower or any of its Subsidiaries (excluding Debt permitted pursuant to Section 5.18) and from any Equity Issuance, in each case issued in connection with a Capital Markets Transaction. Such reductions shall be made on the date of receipt of the Net Cash Proceeds of any such transaction.

(b) The Commitments shall be permanently reduced in amounts equal to 100% of the aggregate Net Cash Proceeds from any Asset Disposition by the Borrower or any of its Subsidiaries made pursuant to Section 5.09(h), to the extent that the Net Cash Proceeds from such Asset Disposition or series of related Asset Dispositions exceed $30,000,000. Such reduction shall be made on the date of receipt of the Net Cash Proceeds of any such transaction.

(c) The Commitments shall be permanently reduced in amounts equal to 100% of the aggregate Net Cash Proceeds from any one Insurance and Condemnation Event but only to the extent that (i) the Net Cash Proceeds from such Insurance and Condemnation Event exceed $30,000,000 and (ii) such Net Cash Proceeds have not been used to acquire, improve or repair assets used or useful in the business of the Borrower or any of its Subsidiaries within one hundred eighty (180) days after receipt thereof. Such reduction shall be made on the date of expiration of such one hundred eighty (180) day period.

(d) The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable by the Borrower on such date.

SECTION 2.10. Optional Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent on the same Business Day, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $500,000 or any larger multiple of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b) Subject to Section 8.05, the Borrower may, upon at least 3 Business Days’ notice to the Administrative Agent, prepay any Euro-Dollar Loan in whole at any time, or from time to time in part, prior to the maturity thereof, in amounts aggregating at least $2,000,000 or any larger multiple of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of the prepayment.

(c) Any such notice under this Section shall specify:

(i) the date of such prepayment, which shall be a Business Day, and

(ii) the aggregate amount of such prepayment.

(d) Upon any Administrative Agent’s receipt of a notice of prepayment pursuant to this Section, such notice shall not thereafter be revocable by the Borrower. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedging Agreement.

SECTION 2.11. Mandatory Prepayments. On each date on which the Commitments are reduced pursuant to Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Loans, if any (together with interest accrued thereon), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the aggregate amount of the Commitments as then reduced. Each repayment pursuant to Section 2.11 shall be accompanied by any amount required to be paid pursuant to Section 8.05.

SECTION 2.12. General Provisions as to Payments.

(a) The Borrower shall make each payment of principal, interest and fees hereunder without defense, setoff or counterclaim to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the date when due, in immediately available funds at its Lending Office.

(b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of or interest on, the Euro-Dollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.

SECTION 2.13. Computation of Interest and Fees. Interest on Base Rate Loans shall be computed on the basis of a year of 365/366 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Euro-Dollar Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Any fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01. Conditions to Closing. The obligations of each Bank under this Agreement are subject to the satisfaction of the conditions set forth in Section 3.02 and each of the following conditions:

(a) Executed Loan Documents. Receipt by the Administrative Agent of the following (in sufficient number of counterparts (except as to the Notes) for delivery of a counterpart to each Bank and retention of one counterpart by the Administrative Agent):

(i) a written letter agreement evidencing the payment in full and termination of the Existing Credit Agreement;

(ii) from each of the parties hereto a duly executed counterpart of this Agreement;

(iii) a duly executed Note by the Borrower for the account of each Bank complying with the provisions of Section 2.04;

(iv) an opinion of Alston & Bird LLP, counsel for the Borrower, dated as of the Closing Date, substantially in the form of Exhibit B;

(v) the Borrower’s most recent audited consolidated financial statements, including, without limitation, a balance sheet and income statement and its most recent 10-K filed with the Securities and Exchange Commission;

(vi) a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Borrower, certifying (i) that no Default has occurred and is continuing on the Closing Date and (ii) that the representations and warranties of the Borrower contained in Article IV are true in all material respects on and as of the Closing Date;

(vii) all documents which the Administrative Agent or any Bank may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Loan Documents to which the Borrower is a party, and any other matters relevant thereto, all in form and substance satisfactory to the Administrative Agent, including, without limitation, a certificate of incumbency of the Borrower, signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower, authorized to execute and deliver the Loan Documents, and certified copies of the following items as to the Borrower: (i) its Certificate of Incorporation, (ii) its Bylaws, (iii) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Borrower as a Delaware corporation, and (iv) the action taken by its Board of Directors (or a duly authorized committee thereof) authorizing its execution, delivery and performance of the Loan Documents to which it is a party; and

(viii) a Notice of Borrowing, if necessary.

(b) No Injunction, Etc. No action, suit, investigation or proceeding shall be pending or threatened in writing before any court, arbitrator or governmental authority that could reasonably be expected to materially and adversely affect any transaction contemplated hereby (including, without limitation, the Unilin Acquisition);

(c) Unilin Acquisition.

(i) All regulatory and third-party approvals necessary for the consummation of the Unilin Acquisition shall have been obtained and remain in effect; and

(ii) The Borrower shall have provided to the Administrative Agent copies of such additional documents and information relating to the Unilin Acquisition and the Unilin Purchase Agreement as the Administrative Agent shall reasonably request.

(d) Closing of Five Year Credit Facility. The Five Year Credit Facility shall be closed contemporaneously with this Agreement on the terms and conditions set forth therein.

SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing;

(b) no Default or Event of Default shall have occurred and be continuing immediately after giving effect to such Borrowing;

(c) all representations and warranties contained in Article IV of this Agreement (other than those contained in Sections 4.04(b) and 4.05), shall be true on and as of the date of such Borrowing except for changes permitted by this Agreement and except to the extent they relate solely to an earlier date; provided, that with respect to those contained in Sections 4.01, 4.06, 4.11, 4.12 and 4.13, the determination of whether any Material Adverse Effect has occurred as set forth therein shall be made solely by the Borrower, in its reasonable, good faith judgment; and

(d) immediately after such Borrowing, the sum of the aggregate outstanding principal amount of the Loans will not exceed the amount of the aggregate Commitments.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the facts specified in paragraphs (b), (c) and (d) of this Section.

SECTION 3.03. Condition Subsequent. Within two (2) Business Days following the Closing Date, the Unilin Acquisition shall have been consummated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary and where failure to be so qualified could have or create a reasonable possibility of causing a Material Adverse Effect, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official (other than routine filings with the Securities and Exchange Commission), (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower (provided that the Borrower is a party to any such Loan Document) enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.04. Financial Information.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by KPMG LLP, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Borrower for the interim period ended July 2, 2005, copies of which have been delivered to each of the Banks, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b) Since December 31, 2004, there has been no event, act, condition or occurrence having, or which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.05. No Litigation. Except as set forth on Schedule 4.05, as of the date hereof, there is no action, suit, proceeding or investigation pending, or to the knowledge of the Borrower threatened in writing, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.06. Compliance with ERISA.

(a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the presently applicable provisions of ERISA and the Code (except where such noncompliance could not reasonably be expected to have a Material Adverse Effect), and have not incurred any liability to the PBGC under Title IV of ERISA.

(b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

SECTION 4.07. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid or valid and effective extensions therefor have been obtained. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries’ have been examined and closed through the Fiscal Year ended 1994.

SECTION 4.08. Subsidiaries. Each of the Borrower’s Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its creation and organization, and has all powers (by virtue of its creation and organization) and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. As of the date hereof, the Borrower has no Subsidiaries except for those Subsidiaries listed on Schedule 4.08 (assuming the Unilin Acquisition has been consummated), which accurately sets forth each such Subsidiary’s complete name and jurisdiction of creation and organization.

SECTION 4.09. Not an Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.06.

SECTION 4.11. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.12. Full Disclosure. All information heretofore furnished by the Borrower to any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which would have or create a reasonable possibility of causing a Material Adverse Effect.

SECTION 4.13. Environmental Matters.

(a) To the best knowledge of the Borrower, after due inquiry (which does not necessarily mean the performance of a phase I environmental audit), (i) neither the Borrower nor any Subsidiary is subject to any Environmental Liability and (ii) neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA in respect of any matters that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, after due inquiry (which does not necessarily mean the performance of a phase I environmental audit), none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. Section 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA, in each case, in respect of any matters that could reasonably be expected to have a Material Adverse Effect.

(b) To the best knowledge of the Borrower, after due inquiry (which does not necessarily mean the performance of a phase I environmental audit), no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for (i) Hazardous Materials, such as cleaning solvents, combustion enhancers, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements, and (ii) Hazardous Materials with respect to which the presence thereof, any required remediation with respect thereto, or the expenses, fines, penalties and other costs relating thereto could not reasonably be expected to have a Material Adverse Effect.

(c) Except for non-compliance which could not reasonably be expected to have a Material Adverse Effect, the Borrower, and each of its Subsidiaries is in compliance with all Environmental Requirements in connection with the operation of the Properties and each of the Borrower’s and its Subsidiary’s respective businesses.

SECTION 4.14. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. At least a majority of the issued shares of capital stock of each of the Borrower’s Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien (other than those Liens permitted by Section 5.07) or adverse claim.

SECTION 4.15. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used, except as permitted by Section 5.10, (a) to purchase or carry any Margin Stock or (b) to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

SECTION 4.16. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower will not be “insolvent,” within the meaning of such term as used in O.C.G.A. § 18-2-22 or as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.17. OFAC. None of the Borrower, any Subsidiary of the Borrower or, to the best of the Borrower’s knowledge, any Affiliate of the Borrower: (a) is (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person (each, a “Sanctioned Entity”), (b) has more than 10% of its assets in Sanctioned Entities, or (c) derives more than 10% of its operating income from investments in, or transactions with a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time (each, a “Sanctioned Person”) or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Commitment shall remain in effect or any amount payable hereunder or under any Note remains unpaid:

SECTION 5.01. Information. The Borrower will deliver to the Administrative Agent for distribution to each of the Banks:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of earnings, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, including the related unqualified audit opinion issued by KPMG LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks; provided that, to the extent that the Borrower’s annual report to the SEC on Form 10-K (or any successor form) contains all of the information required by this Section 5.01(a), the Borrower may satisfy the requirements of this Section 5.01(a) by delivering to the Administrative Agent an electronic copy of such Form 10-K (or any successor form) with respect to any Fiscal Year, within the period specified above;

(b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of earnings and statements of cash flows for such quarter and for the portion of the Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP (except for the failure to provide footnotes thereto) and consistency by a Responsible Officer of the Borrower; provided that, to the extent that the Borrower’s quarterly report to the SEC on Form 10-Q (or any successor form) contains all of the information required by this Section 5.01(b), the Borrower may satisfy the requirements of this Section 5.01(b) by delivering to the Administrative Agent an electronic copy of such Form 10-Q (or any successor form) with respect to any Fiscal Quarter, within the period specified above;

(c) simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit E (a “Compliance Certificate”), of the chief financial officer, treasurer or the corporate controller of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03, 5.05, and 5.06, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, operations and cash flow projections (indicating projected earnings and significant cash sources and uses) prepared by the Borrower for the Fiscal Year following the Fiscal Year reported on in such statements referred to in paragraph (a), in such form and detail as is reasonably acceptable to the Administrative Agent;

(e) within 1 Business Day after the Borrower becomes aware of any change in the Debt Rating, whether such change is made by (i) Moody’s, (ii) S&P or (iii) both Moody’s and S&P, evidence in form reasonably satisfactory to the Administrative Agent of such changed Debt Rating;

(f) within 1 Business Day after the Borrower becomes aware of the occurrence of any Default, telephonic notice to each of the Banks of the occurrence of a Default (which telephonic notice shall set forth the details thereof), followed, within 10 Business Days after the date of such telephonic notice, with a certificate of the chief financial officer or the treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(i) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

(j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as any Bank may reasonably request, including, without limitation, consolidating balance sheets and statements of earnings of the Borrower and the Borrower’s Subsidiaries, in existence at such time, as at the end of any fiscal period.

SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (a) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (b) permit, and cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense prior to the occurrence of a Default and at the Borrower’s expense after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case upon reasonable notice, at such reasonable times and as often as may reasonably be desired.

SECTION 5.03. Debt to Capitalization Ratio. The Debt to Capitalization Ratio shall be less than or equal to 0.65 to 1.00 at the end of each Fiscal Quarter.

SECTION 5.04. Restricted Payments. The Borrower shall not declare or make any Restricted Payment unless, after giving effect thereto, no Default or Event of Default shall exist.

SECTION 5.05. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or maintain any Investments except (a) Investments in the Borrower or any Subsidiary, including without limitation, advances or loans between or among the Borrower or any Subsidiary and loans and advances to officers and employees of the Borrower or any Subsidiary in the ordinary course of business; (b) Investments in Persons (whether or not such Person is, or after giving effect to any such Investment becomes, a Subsidiary); provided that the Borrower will be in compliance with Section 5.07 after giving effect to such Investment; (c) Investments in Persons in connection with Permitted Acquisitions; and (d) Investments in Approved Investments; provided, however, during the existence of an Event of Default, neither the Borrower nor any of its Subsidiaries may make any new Investments without the prior written consent of the Required Banks.

SECTION 5.06. Negative Pledge. Neither the Borrower nor any of its Subsidiaries will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $5,000,000;

(b) Liens existing on the date of this Agreement (assuming the Unilin Acquisition has been consummated) and described on Schedule 5.06;

(c) any Lien existing on (i) any asset of any Person at the time such Person becomes a Consolidated Subsidiary or is merged or consolidated with or into the Borrower or a Consolidated Subsidiary (including in connection with the Unilin Acquisition) and (ii) any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary, in each case, not created in contemplation of such event;

(d) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

(e) Liens securing Debt owing by any Subsidiary to the Borrower;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(g) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not, in the aggregate, materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(h) any Lien on Margin Stock;

(i) Liens in connection with an Asset Securitization permitted under Section 5.09;

(j) Liens involuntarily imposed and being contested in good faith, subject to the Borrower or such Subsidiary having established reasonable reserves therefor to the extent required under GAAP;

(k) Liens against the assets of Aladdin (formerly owned by Galaxy) under the Catoosa Co. IRB solely to the extent existing as of the date hereof;

(l) Liens against the assets of Aladdin (formerly owned by Image Industries, Inc.) under the Summerville City IRB solely to the extent existing as of the date of the acquisition by Aladdin of certain assets of Image Industries, Inc. as contemplated by that certain Asset Purchase Agreement dated as of November 12, 1998, by and among Aladdin, Image Industries, Inc. and The Maxim Group, Inc., as amended and restated on January 29, 1999; and

(m) Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Banks under the Loan Documents;

provided that Liens permitted by the foregoing paragraphs (a) through (h) shall at no time secure Debt, when aggregated with outstanding Debt of the Subsidiaries permitted pursuant to Section 5.18(e), in an aggregate amount exceeding 15% of Consolidated Net Worth.

SECTION 5.07. Maintenance of Existence; Lines of Business. Other than as permitted by Section 5.08 or 5.09, the Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence. The Borrower shall, and shall cause each Subsidiary to, carry on its business in Permitted Lines of Business, determined with respect to the Borrower and its Subsidiaries taken as a whole.

SECTION 5.08. Dissolution. Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by Section 5.09 or in connection with a Restricted Payment which is not prohibited pursuant to Section 5.04.

SECTION 5.09. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will the Borrower permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing; (b) Subsidiaries of the Borrower may merge with and into the Borrower, any other Subsidiary, or any other Person if after giving effect thereto such other Person would be a Subsidiary; (c) assets may be transferred from a Subsidiary to the Borrower or another Subsidiary; (d) any Wholly-Owned Subsidiary may dissolve or liquidate so long as the assets of such Subsidiary at the time of such dissolution or liquidation are transferred to such Subsidiary’s shareholder and such shareholder assumes all of the liabilities of such Subsidiary at the time of such dissolution or liquidation; (e) the Borrower and its Subsidiaries may factor receivables; (f) the Borrower and its Subsidiaries may effect Asset Securitizations; (g) the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of assets (regardless of whether such disposition takes the form of a merger or liquidation of a Subsidiary) if the proceeds thereof are reinvested within 180 days thereafter in a Permitted Line of Business owned by the Borrower or such Subsidiary; and (h) the Borrower and its Subsidiaries may sell, transfer or otherwise dispose of additional assets (regardless of whether such disposition takes the form of a merger or liquidation of a Subsidiary) not otherwise permitted pursuant to this Section; provided that the aggregate book value of such assets to be sold, transferred or otherwise disposed of, when combined with all other assets sold, transferred or otherwise disposed of during the applicable Fiscal Quarter and the immediately preceding three Fiscal Quarters (excluding those asset sales otherwise permitted pursuant to this Section), do not constitute more than 20% of Consolidated Tangible Assets at the end of the fourth Fiscal Quarter immediately preceding such Fiscal Quarter.

SECTION 5.10. Use of Proceeds. The proceeds of the Loans shall be used by the Borrower (a) to refinance indebtedness of the Borrower under the Existing Credit Agreement, and other indebtedness of the Borrower and its Subsidiaries, (b) to finance a portion of the purchase price to be paid in connection with the Unilin Acquisition and (c) for the payment of fees and expenses incurred in connection with the transactions contemplated hereby, including the Unilin Acquisition. In no event shall any portion of the proceeds of the Loans be used by the Borrower (i) in connection with any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock other than the common stock or other capital stock of the Borrower, or (iii) for any purpose in violation of any applicable law or regulation.

SECTION 5.11. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or where noncompliance would not have or create a reasonable possibility of causing a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due, giving regard for any extensions obtained, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of either the Borrower or any Subsidiary, except (a) liabilities being contested in good faith and against which, if requested by the Banks, either the Borrower or such Subsidiary will set up reserves in accordance with GAAP and (b) to the extent any failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.12. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business, subject to the Borrower’s right to self-insure with respect to loss or damage to property in an amount customarily self-insured against by such similarly situated companies.

SECTION 5.13. Change in Fiscal Year. The Borrower shall give the Banks at least 30 day’s prior written notice of any change in the determination of its Fiscal Year.

SECTION 5.14. Maintenance of Property. Subject to the rights of the Borrower or any Subsidiary under Section 5.08 or 5.09, the Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good working order, ordinary wear and tear and obsolescence excepted (excluding losses due to fully insured, subject to commercially reasonable deductibles, casualties).

SECTION 5.15. Environmental Notices. The Borrower shall furnish to the Banks prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property which would have a Material Adverse Effect, and all relevant facts, events, or conditions relating thereto.

SECTION 5.16. Environmental Matters. The Borrower will not, nor will it permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials except for (a) Hazardous Materials such as cleaning solvents, combustion enhancers, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements and (b) Hazardous Materials with respect to which the presence thereof, any required remediation with respect thereto, or the expenses, fines, penalties and other costs relating thereto could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.17. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release which would have a Material Adverse Effect and which violates any Environmental Requirement it will promptly investigate the extent of, and take appropriate action to remediate such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.18. Debt of Subsidiaries. The Borrower shall not permit any Subsidiary to incur any Debt except for (a) Debt owed by a Subsidiary to the Borrower or another Subsidiary, (b) Debt deemed incurred in connection with an Asset Securitization permitted under Section 5.09; (c) (i) Debt of Subsidiaries arising in connection with the Summerville City IRB and the Catoosa Co. IRB and (ii) other Debt of Subsidiaries arising in connection with the issuance of bonds by governmental authorities so long as such Debt is supported by a letter of credit issued by a financial institution for the benefit of the Borrower and the Borrower is obligated to such financial institution under a reimbursement agreement for the reimbursement of amounts drawn under such letter of credit; (d) Debt of Mohawk International Holdings S.á r.l. and its Subsidiaries in aggregate outstanding amount not exceeding $150,000,000; and (e) in addition to Debt incurred under clauses (a) through (d) of this Section, other Debt of the Subsidiaries, when aggregated with Debt of the Borrower and its Subsidiaries secured by Liens permitted pursuant to paragraphs (a) through (h) of Section 5.02, in an aggregate amount not exceeding 15% of Consolidated Net Worth.

SECTION 5.19. Efforts to Obtain Replacement Permanent Financing. The Borrower agrees that it will use all commercially reasonable efforts to obtain permanent financing (whether in the form of Debt, Equity Issuance, any other financing source or a combination thereof), the proceeds of which shall be used to repay in full the outstanding Loans and any other outstanding obligations under this Agreement.

ARTICLE VI

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal or any interest on any Loan or any fee or other amount payable hereunder within 5 Business Days after such principal, interest, fee or other amount shall become due (except at maturity on the applicable Termination Date); or

(b) the Borrower shall fail to observe or perform any covenant or condition contained in Sections 3.03, 5.02(b), 5.03 through 5.10, inclusive, or 5.18; or

(c) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by paragraph (a) or (b) above) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank or (ii) a Responsible Officer of the Borrower otherwise becomes aware of any such failure; or

(d) any representation, warranty, certification or statement made by the Borrower in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement or any of the other Loan Documents shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e) the Borrower or any Subsidiary shall fail to make any payment in respect of Debt in excess of $25,000,000 in the aggregate outstanding (other than the Notes or pursuant to any of the other Loan Documents) when due, and such failure shall continue following any applicable grace period; or

(f) any event or condition shall occur which results in the acceleration of the maturity of Debt in excess of $25,000,000 in the aggregate outstanding of the Borrower or any Subsidiary (including, without limitation, any “put” of such Debt to the Borrower or any Subsidiary) or enables or, with the giving of notice or lapse of time or both, would enable, the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof (including, without limitation, any “put” of such Debt to the Borrower or any Subsidiary); or

(g) the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than pursuant to a standard termination) shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $25,000,000 (exclusive of insurance coverage if any insurer shall have acknowledged such coverage in writing) shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k) one or more federal tax liens securing an aggregate amount in excess of $5,000,000 shall be filed against the Borrower or any Material Subsidiary under Section 6321 of the Code or a lien of the PBGC shall be filed against the Borrower or any Material Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l) (i) any Person or two or more Persons acting in concert shall have acquired, after the Closing Date, beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date following the Closing Date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m) an “Event of Default” shall occur under any of the other Loan Documents; or

(n) (i) any of the Loan Documents shall cease to be enforceable, or (ii) the Borrower shall assert that any Loan Document shall cease to be enforceable;

then, and in every such event, (A) the Administrative Agent shall, if requested by the Required Banks by notice to the Borrower, terminate the Commitments and they shall thereupon terminate, and (B) the Administrative Agent shall, if requested by the Required Banks by notice to the Borrower, declare the Loans (together with accrued interest thereon) and all other obligations of the Borrower owing hereunder to be, and the Loans and all other obligations of the Borrower owing hereunder shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in paragraph (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) and all other obligations of the Borrower owing hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default. Notwithstanding the foregoing, each of the Banks shall have available to it all other remedies at law or equity.

SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all Banks thereof.

SECTION 6.03. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Loans when due and the Loans have been accelerated pursuant to Section 6.01, all payments received by the Banks upon the Loans and all net proceeds from the enforcement of the Loans shall be applied:

First, to payment of fees (including attorney fees), indemnities and other expenses payable to the Administrative Agent;

Second, to payment of fees, indemnities and other amounts (other than principal and interest) payable to the Banks, including attorney fees (ratably among the Banks in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of accrued and unpaid interest on the Loans (ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of unpaid principal of the Loans and any obligations then due and owing by the Borrower under any Hedging Agreements with any Person that is a Bank or an affiliate of a Bank at the time such Hedging Agreement was entered into (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Banks in proportion to the respective amounts described in this clause Fourth held by them); and

Last, the balance, if any, after all of the Loans and other obligations of the Borrower hereunder have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VII

THE AGENT

SECTION 7.01. Appointment; Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder or for the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; (c) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Article shall apply to any such agent and any such attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof (other than Section 7.10). In performing its functions and duties under this Agreement and under the other Loan Documents, the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship or any implied duties, regardless of whether a Default has occurred and is continuing, in respect of any Bank.

SECTION 7.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

SECTION 7.03. Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest on the Loans) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall (subject to Section 9.06) take such action hereunder with respect to such Default or Event of Default as shall be directed by the

Required Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 7.04. Rights of Administrative Agent and its Affiliates as a Bank. With respect to the Loans made by the Administrative Agent and any affiliate of the Administrative Agent, Wachovia in its capacity as a Bank hereunder and any affiliate of the Administrative Agent or such affiliate in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though Wachovia were not acting as the Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Wachovia in its individual capacity and any affiliate of the Administrative Agent in its individual capacity. The Administrative Agent and any affiliate of the Administrative Agent may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of the Borrower’s Affiliates) as if Wachovia were not acting as the Administrative Agent, and the Administrative Agent and any affiliate of the Administrative Agent may accept fees and other consideration from the Borrower (and any of the Borrower’s Affiliates) (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Administrative Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Administrative Agent, to the extent the Administrative Agent shall not have been reimbursed by the Borrower, in accordance with its Commitment Percentage, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 7.06. Intentionally Omitted.

SECTION 7.07. Payee of Note Treated as Owner. The Administrative Agent may deem and treat each Person in whose name a Loan is registered as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent and the provisions of Section 9.08(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

SECTION 7.08. Nonreliance on Administrative Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Administrative Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their affiliates) which may come into the possession of the Administrative Agent.

SECTION 7.09. Failure to Act. Except for action expressly required of the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking, continuing to take, or failing to take any such action.

SECTION 7.10. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Banks shall have the right, with the prior written consent of the Borrower (provided that no Default or Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; TAXES; COMPENSATION

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

(a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b) the Required Banks advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding the relevant Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent agrees to do promptly upon such circumstances ceasing to exist), the obligations of the Banks to make any Euro-Dollar Loan specified in such notice shall be suspended. Unless the Borrower notifies the Administrative Agent at least 2 Business Days before the date of any Borrowing of such Euro-Dollar Loan for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans, and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent agrees to do promptly upon such circumstances ceasing to exist), the obligation of such Bank to make Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan, together with accrued interest thereon and any amount due pursuant to Section 8.05(a). Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks) and such Bank shall make such Base Rate Loan.

SECTION 8.03. Increased Cost and Reduced Return.

(a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

(iii) shall impose on any Bank (or its Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee (unless the date of any such assignment or transfer, a condition listed under Section 8.02 or 8.03 existed with respect to any such Participant, Assignee or other Transferee), and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

SECTION 8.04. Base Rate Loans Substituted for Euro-Dollar Loans. If (a) the obligation of a Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (b) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Business Days’ prior notice to the Banks through the Administrative Agent, have elected that the provisions of this Section shall apply, then, unless and until the circumstances giving rise to such suspension or demand for compensation no longer apply:

(i) Loans which would otherwise be made by such Bank as Euro-Dollar Loans, as the case may be, shall be made instead as Base Rate Loans, and

(ii) after each such Euro-Dollar Loan, has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay such Base Rate Loans instead.

SECTION 8.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Administrative Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense actually incurred by such Bank and not compensated pursuant to Section 8.03 as a result of:

(a) any payment or prepayment (pursuant to Section 2.10(b), Section 2.11, Section 8.02 or otherwise) of a Euro-Dollar Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan; or

(b) any failure by the Borrower to prepay a Euro-Dollar Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

(c) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02; or

(d) any failure by the Borrower to continue or convert a Euro-Dollar Loan on the date specified in the applicable Notice of Continuation or Conversion delivered pursuant to Section 2.03;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid, borrowed, continued or converted for the period from the date of such payment, prepayment or failure to prepay, borrow, continue or convert to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay, borrow, continue or convert, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay, borrow, continue or convert) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

SECTION 8.06. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Banks. Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, any Foreign Bank shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or successor form),

(iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or successor form), or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent or a Bank determines, in its reasonable discretion, that it has received a refund or a foreign tax credit of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Bank, as the case may be, and without interest (other than any interest paid by the relevant Authority with respect to such refund or credit); provided that the Borrower, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund or credit to such Authority. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the obligations of the Borrower hereunder and the termination of the Commitments.

SECTION 8.07. Replacement of Banks. If any Bank or the Administrative Agent, as applicable (an “Affected Bank”) makes demand for amounts owed under Section 8.03 (other than due to any change in the Eurodollar Reserve Percentage) or Section 8.06, or gives notice under Section 8.01 or 8.02 that it can no longer participate in Euro-Dollar Loans, then in each case the Borrower shall have the right, if no Default or Event of Default exists, and subject to the terms and conditions set forth in Section 9.08(c) with respect to assignments of Loans, to designate an Assignee (a “Replacement Bank”) to purchase the Affected Bank’s share of outstanding Loans and all other obligations hereunder and to assume the Affected Bank’s obligations to the Borrower under this Agreement; provided, that, any Replacement Bank may not be an Affiliate of the Borrower. Subject to the foregoing, the Affected Bank agrees to assign without recourse to the Replacement Bank its share of outstanding Loans and its Commitment, and to delegate to the Replacement Bank its obligations to the Borrower under this Agreement. Upon such sale and delegation by the Affected Bank and the purchase and assumption by the Replacement Bank, and compliance with the provisions of Section 9.08(c), the Affected Bank shall cease to be a “Bank” hereunder and the Replacement Bank shall become a “Bank” under this Agreement; provided, however, that any Affected Bank shall continue to be entitled to the indemnification provisions contained elsewhere herein.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing or by telephone subsequently confirmed in writing; provided that notices and communications hereunder between the Administrative Agent and the Banks may be made in electronic format such as electronic mail and internet web pages. Any notice shall be effective if delivered by hand delivery, telecopy, recognized overnight courier service or certified mail, return receipt requested (or sent via electronic mail or posting on an internet web page, as applicable), and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or telecopy (or sent by electronic mail or posting on an internet web page, as applicable), (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the 3rd Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Mohawk Industries, Inc.
160 South Industrial Boulevard
Calhoun, Georgia 30703-7002
Attention: Chief Financial Officer or Treasurer
Telephone No.: (706) 624-2103
Telecopier number: (706) 624-2052

With copies to:	Mohawk Industries, Inc.
160 South Industrial Boulevard
Calhoun, Georgia 30703-7002
Attention: Salvatore J. Perillo, Jr.
Telephone No.: (706) 629-7721
Telecopy No.: (706) 624-2483

If to Wachovia as Administrative Agent:	Wachovia Bank, National Association Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288

With copies to:	Wachovia Securities
NC0760
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288
Attention: Louis K. Beasley III
Telephone No.: (704) 374-3070
Telecopy No.: (704) 383-6647

If to any Bank:	To the address set forth on Schedule 1.01.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and the Banks to which payments due are to be made and at which Loans will be disbursed.

SECTION 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03. Expenses. The Borrower shall pay (i) all out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements actually incurred of special counsel for the Administrative Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof and (ii) if a Default or an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and the Banks, including reasonable fees and disbursements of counsel, actually incurred in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

SECTION 9.04. Indemnification; Waiver of Consequential Damages.

(a) The Borrower shall indemnify the Administrative Agent, the Banks and each affiliate thereof and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims (including, without limitation, any civil penalties or fines assessed by OFAC) or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Administrative Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Administrative Agent and each Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses (i) incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or (ii) to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

(b) Consequential Damages. THE ADMINISTRATIVE AGENT, THE BANKS AND THE BORROWER (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY SUCH PERSON OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

The agreements and obligations of the Borrower contained in this Section shall survive the termination of the Commitments and the payment in full of the Loans and the other obligations hereunder.

SECTION 9.05. Sharing of Setoffs.

(a) If an Event of Default shall have occurred and be continuing, each Bank, each Issuer and each of their respective affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Bank, such Issuer or such affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Bank, each Issuer and each of their respective affiliates under this clause (i) are in addition to other rights and remedies (including other rights of setoff) that such Bank, such Issuer or such affiliate may have. Each Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise (including through any affiliate of such Bank), receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks owing to such other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Note held by the Bank owing to such other Banks shall be shared by the Banks pro rata; provided that (i)

nothing in this Section shall impair the right of any Bank or any affiliate thereof to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from such other Banks shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Banks’ ratable share (according to the proportion of (A) the amount of such other Banks’ required repayment to (B) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.06. Amendments and Waivers.

(a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is consented to by the Borrower and the Required Banks (or by the Administrative Agent with the consent of the Required Banks) and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent; provided that, no such amendment or waiver shall, unless consented to by all Banks directly affected thereby (or by the Administrative Agent with the consent of such Banks), (i) change the Commitments of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or decrease the rate of interest on any Loan or decrease any fees (other than fees payable to the Administrative Agent) hereunder, (iii) extend the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) amend or otherwise modify this Section 9.06 or change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the Notes, (vii) release or substitute all or any substantial part of the collateral (if any) held as security for the Loans, (viii) release any Guarantee (if any) given to support payment of the Loans or (ix) modify the definition of “Interest Period”.

(b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower (through the Administrative Agent) and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower (through the Administrative Agent) with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Administrative Agent to each Bank promptly following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each of the Banks consenting to or entering into any such waiver or amendment.

SECTION 9.07. No Margin Stock Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.08. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereunder; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

(b) Any Bank may at any time sell to one or more Persons (each a “Participant”) participating interests in any Loan owing to such Bank, its Note, its Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) extend any date fixed for the payment of principal of or interest on the related loan or loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related loan or loans, (iii) the change of the principal of the related loan or loans, (iv) any decrease in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Loans, or (vi) the release of any Guarantee (if any) given to support payment of the Loans. The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time; provided that (x) a Participant shall not be entitled to receive any greater payment under Section 8.06 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and (y) a Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 8.06 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 8.06(e) and (f) as though it were a Bank. Each Bank agrees that, upon the request of the Borrower, such Bank shall disclose to the Borrower any participating interests sold by such Bank since the Closing Date.

(c) Any Bank may at any time assign to one or more banks or financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit C, executed by such Assignee and such transferor Bank and, if applicable, the Administrative Agent; provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank’s Commitment, (ii) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an affiliate of a Bank, the amount of the Commitment of the assigning Bank subject to such assignment (determined as of the effective date of the assignment) shall be equal to $10,000,000 (or any larger multiple of $1,000,000), and (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an affiliate of a Bank without the consent of the (A) Administrative Agent and (B) so long as no Default or Event of Default has occurred and is continuing, the Borrower, such consents shall not be unreasonably withheld or delayed. Each Bank agrees to notify the Administrative Agent who will notify the other Banks of any assignment hereunder. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Administrative Agent (if applicable) and the Borrower (if applicable), (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Administrative Agent, (C) payment and delivery by the transferor Bank or the Assignee to the Administrative Agent of a $2,500 processing and recordation fee for each such Assignment to an Assignee and (D) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Administrative Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that the keeping of the Register is, among other things, to cause the Notes to be in “registered form” within the meaning of Section 163(f) of the Code.

(e) Subject to the provisions of Section 9.09, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank’s credit evaluation prior to entering into this Agreement.

(f) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(g) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

SECTION 9.09. Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any hedging agreement with a Bank or the Administrative Agent) or any legal or regulatory action or proceeding relating to this Agreement or any other Loan Document (or any hedging agreement with a Bank or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Bank, proposed purchasing Bank, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist solely of deal terms and other information customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Bank on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Bank or in accordance with the Administrative Agent’s or any Bank’s regulatory compliance policy if the Administrative Agent or such Bank deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Bank or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from or at the direction of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.10. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however that, subject to Section 9.08, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

SECTION 9.11. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document, subject to any restrictions requiring actions to be taken upon the consent of the Required Banks, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

SECTION 9.12. Georgia Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Georgia.

SECTION 9.13. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 9.14. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF GEORGIA, THE COURTS THEREOF AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN, FOR THE ENFORCEMENT OF THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, (C) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO

JURISDICTION OR VENUE WITHIN THE STATE OF GEORGIA FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, AND (D) AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN THE MANNER PRESCRIBED IN SECTION 9.01 FOR THE GIVING OF NOTICE TO THE BORROWER. NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT THE BANKS FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST THE BORROWER PERSONALLY, AND AGAINST ANY ASSETS OF THE BORROWER WITHIN ANY OTHER STATE OR JURISDICTION.

SECTION 9.15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 9.16. Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Banks or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Loans or part thereof or other obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 9.17. Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Banks are entitled under the provisions of this Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Banks against events arising after such termination as well as before.

SECTION 9.18. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 9.19. USA Patriot Act. The Administrative Agent and each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Credit Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

MOHAWK INDUSTRIES, INC., as Borrower

By:	/s/ Scott R. Veldman
Name:	Scott R. Veldman
Title:	Vice President and Treasurer

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[364-Day Credit Agreement - Mohawk Industries, Inc.]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Bank

By:	/s/ Louis K. Beasley, III
Name:	Louis K. Beasley, III
Title:	Director

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[364-Day Credit Agreement - Mohawk Industries, Inc.]

SUNTRUST BANK, as Syndication Agent and a Bank

By:	/s/ Robert Marcus
Name:	Robert Marcus
Title:	Managing Director

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[364-Day Credit Agreement - Mohawk Industries, Inc.]

JPMORGAN CHASE BANK, N.A., as Documentation Agent and a Bank

By:	/s/ B.B. Wuthrich
Name:	B.B. Wuthrich
Title:	Vice President

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[364-Day Credit Agreement - Mohawk Industries, Inc.]

LEHMAN COMMERCIAL PAPER INC., as Documentation Agent and a Bank

By:	/s/ Janine M. Shugan
Name:	Janine M. Shugan
Title:	Authorized Signatory

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[364-Day Credit Agreement - Mohawk Industries, Inc.]

BANK OF AMERICA, N.A., as Documentation Agent and a Bank

By:	/s/ David McCauley
Name:	David McCauley
Title:	Vice President

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[364-Day Credit Agreement - Mohawk Industries, Inc.]

CITIBANK, N.A., as a Bank

By:	/s/ James M. Buchanan
Name:	James M. Buchanan
Title:	Director

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[364-Day Credit Agreement - Mohawk Industries, Inc.]

WELLS FARGO BANK, N.A., as a Bank

By:	/s/ Sharon L. Prince
Name:	Sharon L. Prince
Title:	Vice President

By:	/s/ Horace S. Jennings
Name:	Horace S. Jennings
Title:	Vice President

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[364-Day Credit Agreement - Mohawk Industries, Inc.]

ING CAPITAL, LLC

By:	/s/ John Kippax
Name:	John Kippax
Title:	Managing Director

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[364-Day Credit Agreement - Mohawk Industries, Inc.]

KBC BANK N.V., as a Bank

By:	/s/ Eric Raskin
Name:	Eric Raskin
Title:	Vice President

By:	/s/ Robert Snauffer
Name:	Robert Snauffer
Title:	First Vice President

[364-Day Credit Agreement - Mohawk Industries, Inc.]